Exhibit 99.1

Cathay Bank Appoints New President And Chief Operating Officer

LOS ANGELES, March 20, 2015 /PRNewswire/ -- Cathay General Bancorp (NASDAQ: CATY), the holding company for Cathay Bank, announced the appointments of Pin Tai as President of Cathay Bank and Irwin Wong as Chief Operating Officer of Cathay Bank, effective April 1, 2015. Mr. Tai and Mr. Wong will continue to report to Dunson K. Cheng, Chairman of the Board and Chief Executive Officer of Cathay Bank. Mr. Wong will continue to serve as Senior Executive Vice President of Cathay Bank. Additionally, Mr. Tai will join the Board of Directors of Cathay Bank, effective April 1, 2015.

"We are delighted with the appointments of Pin and Irwin and congratulate them on their new positions. We look forward to their continuing leadership for the Bank," said Dunson K. Cheng.

Mr. Tai joined Cathay Bank in 1999 as the General Manager of New York Region when we first expanded into the area. After 15 years under his leadership, our New York Region expanded to nine branches with total deposits close to $1 billion and $1.8 billion in loans. Mr. Tai has over thirty-two years of banking experience. He has been an Executive Vice President of Cathay Bank since 2006. Mr. Tai was appointed as Chief Lending Officer and relocated to Los Angles in 2013.

Mr. Wong joined Cathay Bank in 1988 as Vice President and Branch Administration when Cathay Bank's total assets was approximately $400 million and with only a few branches in Southern California. With over thirty-five years of banking experience, Mr. Wong is a key management member in the expansion of Cathay Bank. From 2011 to 2013, Mr. Wong was Cathay Bank's Chief Risk Officer. He was appointed as Senior Executive Vice President and Chief Retail Administration and Regulatory Affairs Officer of Cathay Bank in 2014.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Nevada, one in Hong Kong, and a representative office in Taipei and in Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Some of these risks are described in the Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2014 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

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CONTACT: Heng W. Chen, (626) 279-3652